Prospectus Supplement No. 2 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-264374

Prospectus Supplement No. 2 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated April 28, 2022)

Registration Statement No. 333-259446
Prospectus Supplement No. 2 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-256137

Airspan Networks Holdings Inc.

Up to 12,045,000 Shares of Common Stock

and

Up to 72,934,201 Shares of Common Stock and

Up to 7,358,078 Warrants to Purchase Common Stock

Offered By the Selling Securityholders

9,000,000 Shares of Common Stock Underlying 9,000,000 Warrants

This prospectus supplement (“Prospectus Supplement”) further updates, amends and supplements (i) the prospectus dated April 28, 2022 (the “Prospectus”), which forms a part of our registration statements on Form S-1, File Nos. 333-259446 and 333-264374, relating to the issuance of up to 12,045,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 11,500,000 shares of our Common Stock issuable upon exercise of a like number of warrants to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units in our initial public offering and (b) 545,000 shares of our Common Stock issuable upon exercise of a like number of warrants (the “Private Placement Warrants”) to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units sold in a private placement in connection with our initial public offering, as well as the offer and sale, from time to time, by the selling securityholders named in the Prospectus, or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees” and, collectively with such selling securityholders, the “Selling Securityholders”), of (a) up to an aggregate of 7,500,000 shares of our Common Stock that were issued to certain investors in connection with the sale of shares for a purchase price of $10.00 per share in a private placement immediately prior to the closing of our business combination agreement, (b) up to an aggregate of 2,750,000 shares initially purchased by New Beginnings Sponsor, LLC, a Delaware limited liability company, in a private placement in September 2020, (c) up to an aggregate of 45,496,960 shares of our Common Stock otherwise held by the Selling Securityholders, (d) up to an aggregate of 100,000 shares of our Common Stock that may be issued upon exercise of a Warrant, dated as of March 5, 2021, by and between Airspan Networks Inc. and DISH Network Corporation, a Nevada corporation, (e) up to an aggregate of 545,000 shares of our Common Stock that may be issued upon exercise of the Private Placement Warrants, (f) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $12.50 (“Post-Combination $12.50 Warrants”), (g) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $15.00 (“Post-Combination $15.00 Warrants”), (h) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $17.50 (“Post-Combination $17.50 Warrants”), (i) up to an aggregate of 9,729,163 shares of our Common Stock that may be issued upon conversion of senior secured convertible notes issued on August 13, 2021, (j) up to an aggregate of 545,000 Private Placement Warrants, (k) up to an aggregate of 2,271,026 Post-Combination $12.50 Warrants, (l) up to an aggregate of 2,271,026 Post-Combination $15.00 Warrants and (m) up to an aggregate of 2,271,026 Post-Combination $17.50 Warrants; and (ii) the prospectus dated April 28, 2022 (the “Warrant Prospectus” and together with the Prospectus, the “Prospectuses”), which forms a part of our registration statement on Form S-4, File No. 333-256137, relating to the issuance of up to 9,000,000 shares of our Common Stock, issuable from time to time upon the exercise of 9,000,000 outstanding warrants, consisting of (i) 3,000,000 Post-Combination $12.50 Warrants, (ii) 3,000,000 Post-Combination $15.00 Warrants and (iii) 3,000,000 Post-Combination $17.50 Warrants, in each case, that were issued by us on August 13, 2021 as part of the consummation of a business combination transaction between us (then known as New Beginnings Acquisition Corp.), Artemis Merger Sub Corp. and Airspan Networks Inc.

This Prospectus Supplement is being filed to further update, amend and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2022 (the “Report”). Accordingly, we have attached the Report to this Prospectus Supplement and the Report is incorporated by reference into this Prospectus Supplement.

The attached information further updates, amends and supplements certain information contained in the Prospectuses. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectuses, the information in this Prospectus Supplement is the more current information. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectuses, including any supplements and amendments thereto. You should read this Prospectus Supplement in conjunction with the Prospectuses, including any supplements and amendments thereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and page 6 of the Warrant Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this Prospectus Supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 23, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2022

Airspan Networks Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39679	85-2642786
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, FL 33431
(Address of Principal Executive Offices) (Zip Code)

(561) 893-8670
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIMO	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MIMO WS	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $12.50 per share	MIMO WSA	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $15.00 per share	MIMO WSB	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $17.50 per share	MIMO WSC	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Airspan Networks Holdings Inc. (the “Company”) held on June 21, 2022, the Company’s stockholders approved the Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan (the “Amended and Restated 2021 Plan”). The amendments to the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (the “Original 2021 Plan”) made pursuant to the Amended and Restated 2021 Plan were previously adopted by the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), on February 8, 2022, and April 27, 2022, subject to the approval of the Company’s stockholders at the Annual Meeting.

Upon approval by the Company’s stockholders at the Annual Meeting, the Amended and Restated 2021 Plan became effective and replaced the Original 2021 Plan. The purpose of the Amended and Restated 2021 Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the Company’s future success, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders. The Amended and Restated 2021 Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards to employees, officers, consultants, advisors, non-employee directors and independent contractors designated by the Compensation Committee. Under the Amended and Restated 2021 Plan, the maximum number of shares of Company common stock that may be issued, subject to adjustment as provided in the Amended and Restated 2021 Plan, is 11,651,168 shares, plus any shares subject to awards under the Airspan Networks Inc. 2009 Omnibus Equity Compensation Plan that are forfeited or reacquired by the Company due to termination or cancellation. The term of the Amended and Restated 2021 Plan expires on July 23, 2031, unless terminated earlier.

A more detailed description of the material terms of the Amended and Restated 2021 Plan is set forth in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 10, 2022. The foregoing description of the Amended and Restated 2021 Plan is not complete and is qualified in its entirety by reference to the Amended and Restated 2021 Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held the Annual Meeting on June 21, 2022. At the Annual Meeting, the following matters were voted on by the stockholders of the Company:

Proposal 1 – Election of Directors

At the Annual Meeting, the stockholders of the Company elected Mathew Oommen, Divya Seshamani and Eric D. Stonestrom as Class I directors of the Company, each for a three-year term ending at the 2025 Annual Meeting of Stockholders of the Company or until their successor is duly elected and qualified. The results of the voting were as follows:

	For	Withheld	Broker Non-Vote
Mathew Oommen	50,024,839	4,726,578	6,388,503
Divya Seshamani	54,537,237	214,180	6,388,503
Eric D. Stonestrom	50,478,303	4,273,114	6,388,503

Proposal 2 – Approval of the Amended and Restated 2021 Plan

At the Annual Meeting, the stockholders of the Company approved the Amended and Restated 2021 Plan. The results of the voting were as follows:

For	Against	Abstain	Non-Vote
43,229,572	11,514,951	6,894	6,388,503

Proposal 3 – Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

At the Annual Meeting, the stockholders of the Company ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The results of the voting were as follows:

For	Against	Abstain	Non-Vote
60,788,573	347,440	3,907	0

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on May 10, 2022)
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2022	Airspan Networks Holdings Inc.

	By:	/s/ David Brant
David Brant
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on May 10, 2022)
104	Cover Page Interactive Data File

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